Golden Group Services Ltd.
330 DeCastro St. Wichham
STCAY 1, Road Town, Tortola
BVI

Date:        May 19, 2010

To:           Shale Gas Partners, LLC and Checotah Pipeline, LLC (each a “Seller” and collectively, the “Sellers’)

Re:           Letter of Intent for Checotah Field Development Project

Pursuant to our review of the above referenced property, the following letter provides the terms and conditions under which we are willing to consider purchasing the referenced property.

1.           Property:                                                       The property being acquired by Purchaser from Seller Shale Gas Partners, LLC includes the Working Interest in the leases as more fully described below:

The Working Interest in the leases that comprise 4,480 acres held by production within the Checotah AMI specifically that acreage contained in Section's 8, 9 both in 11N - 17E and Section's 19, 20, 27, 30 all in 12N - 17E. Section's, 36 both in 12N -16 E. together with eleven existing wells and equipment thereon as described in the attached equipment list. All right, title and interest in any future leasing and development in the Checotah AMI which is more fully described on the attached map presentation and comprising 23,000 acres more or less.  The Acreage HBP described above is listed here:

Section	8-11N-17E	639.51
Section	9-11N-17E	640.00
Section	19-12N-17E	581.60
Section	20-12N-17E	514.38
Section	30-12N-17E	495.19
Section	27-12N-17E	639.99
Section	36-12N-16E	640.00
Various		329.33
Total HBP		4,480.00

2.           Property Purchaser:                                   Golden Group Services Ltd.

3.           Property Seller:                                           Shale Gas Partners, LLC

4.           Gathering System:                                      The property being acquired by Purchaser from Seller Checotah Pipeline, LLC includes the Gathering System as more fully described below:

Gathering and Pipeline System including:

•	Gas gathering system consisting of eight miles of buried 4” poly-pipe.
•	Gas treatment facilities along the gathering system to the sales point.
•	Checotah compression station and sales point to Enogex low pressure line.
•	Water disposal through buried 2” poly-pipe with pumps and permitted water injection wells.
•	Enogex CDP, 2”meter run (no meter)
•	500 gallon polyethylene liquid tank
•	Dehydration Unit – Large unit.

5.           Gathering System Purchaser:                  Golden Group Services Ltd.

6.           Gathering System Seller:                          Checotah Pipeline, LLC

7.           Earnest Money Deposit:                             Upon mutual signing of an agreed upon Purchase and Sale Agreement, Purchaser agrees to deposit Twenty Thousand/100 dollars ($20,000.00) into an escrow account with Cane Clark LLP.  Said deposit shall become non refundable upon the expiration of the Due Diligence Period, and shall be immediately released to Sellers, and shall be considered liquidated damages should Purchaser fail to close escrow.

8.           Due Diligence Period:                                Purchaser shall have a “Due Diligence Period” of sixty (60) days from the date of acceptance and execution of a mutually acceptable Purchase and Sale Agreement, in which to conduct various investigations regarding the property, including conducting interviews, perform physical inspections, reviewing documents of title and related agreements, investigating applicable Covenants, Conditions and Restrictions, investigating the condition of the soils and the presence of any hazardous materials and generally satisfying itself with respect to all aspects of this property.

9.          Close of Escrow:                                           Not to exceed ten (10) days following expiration of the Due Diligence Period.

10.        1031 Exchange:                                            At no expense to either party, Sellers and Purchaser agree to cooperate with each other in facilitating Purchaser’s and/or Sellers’ 1031 tax deferred exchange, if necessary.

11.        Property Condition:                                     It is Purchaser’s obligation to conduct all necessary studies, including but not limited to environmental, construction, market feasibility, title, zoning & CC&R’s during Purchaser’s Due Diligence Period.

12.        Purchase Contract:                                    Purchaser and Sellers shall promptly prepare and execute a form of purchase contract, including escrow instructions to Escrow, which shall embody each of the terms and conditions of this letter of interest.  Said purchase contract is to be provided no later than May 31, 2010.

13.        Purchaser Investment In Property Development; Sellers’ Retained Interest:  Upon execution the Purchase Contract and the subsequent Close of Escrow, Purchaser shall have the duty to invest a total of not less than six million Five Hundred Thousand dollars (US $6,500,000) staged over a period of time as agreed to within the purchase contract, however, the intial investment upon the closing shall not be less than (US $1,500,000), in the exploration and development of the Property.  Purchaser’s investments shall include the drilling of new wells, workover costs for certain well re-completions, administrative costs, and other items pursuant to a project budget, and mutually agreed upon in writing by Purchaser and Sellers.  Following the Close of Escrow, Sellers shall retain a twenty-five percent (25%) ownership interest in the Property and the Gathering System, respectively.  In the event that Purchaser fails to perform, in whole or in part, its duty to invest in the development of the Property, Sellers shall be entitled to recover a proportional ownership in the Property and the Gathering System in a manner to be more specifically defined in the Purchase Contract.

14.        Standard Provisions:                                  The Purchase Agreement will include the standard provisions that are customary to the locality and/or that are required by law.

15.        Additional Provisions:                                Any additional provisions as Buyer/Sellers may wish and/or require.

16.        Brokers:                                                       Purchaser and Sellers acknowledge that they have dealt with no brokers in connection with this proposed purchase agreement.

17.        Title:                                                              Sellers shall pay the cost of a CLTA title policy and Purchaser, at Purchaser’s option, may pay for additional premium to obtain ALTA extended coverage in the amount of the sales price, insuring Purchaser’s fee simple title in the Property, subject only to those exceptions set forth in the preliminary title report.  Purchaser shall obtain an engineering survey at Purchaser’s expense.

18.        Legal Fees and Costs:                                Each party to this transaction shall pay its own legal fees.  Sellers and Purchaser shall each pay one half (1/2) of documentary transfer taxes and recording fees.  All other costs and expenses shall be allocated as are customary in the purchase agreement.

This letter sets forth the base terms for negotiation of a purchase and sale agreement and is not a contract, offer or option.  This letter does not provide Purchaser with rights in the Property or against Sellers or its affiliates.  Neither party shall be bound to the other party until a Purchase Contract is executed by both parties.

STAND STILL:                                                         Sellers shall not initiate or carry on negotiations for the sale of the Property or the Gathering System with any party other than Purchaser unless either: (1) Purchaser and Sellers fail to enter into a binding Purchase Agreement by May 31, 2010, or (2) Purchaser and Sellers agree in writing to abandon this Letter of Intent.

If this letter accurately sets forth your understanding of the basic business terms relating to this proposed transaction, please execute and return an original of the letter to the undersigned on or before 5:00 PM on May 31, 2010.

Sincerely,

Golden Group Services, Ltd.

By: /s/ Brad Van Siclen
Its: Director

Dated: 5/27/2010

AGREED AND ACCEPTED THIS DAY 27th DAY OF May, 2010.

Shale Gas Partners, LLC

By: /s/ Tim Elias
Its: Member

AGREED AND ACCEPTED THIS DAY 27th DAY OF May 2010.

Checotah Pipeline, LLC

By: /s/ Tim Elias
Its: Member